UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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SIERRA ONCOLOGY, INC.

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SIERRA ONCOLOGY, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2021

This proxy statement supplement, dated June 2, 2021, supplements the definitive proxy statement (“Proxy Statement”) of Sierra Oncology, Inc. (the “Company”) relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2021 at 10:00 a.m. (Pacific Time) via live webcast by visiting www.virtualshareholdermeeting.com/SRRA2021. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used in this supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Creation of a Commercialization Committee

On June 2, 2021, the Company’s board of directors (the “Board”) established a Commercialization Committee for the purpose of preparing for the advising management as the Company prepares for the potential commercialization of momelotinib. The members of the Commercialization Committee are Craig Collard, Christy Oliger, and Mona Ayisha, with Craig Collard as the Chair of the Commercialization Committee. Each member of the Commercialization Committee will receive an annual retainer of $5,000, except that the Chair of the Commercialization Committee will receive an annual retainer of $10,000.

Updated Non-Employee Director Compensation

On June 2, 2021, the Board changed the number of shares for the initial grant to non-employee directors from 10,000 shares which vest in 12 monthly installments (subject to the director’s continued service) to 18,000 shares which vest in 36 monthly installments (subject to the director’s continued service) (the “Initial Grant”). The Board also decided to provide non-employee directors that have served as a director for at least six months with an annual grant of 6,000 shares which vest in 12 monthly installments (subject to the director’s continued service). The Board did not make any changes to the cash compensation paid to directors except for establishing the amount of compensation paid to members of the Commercialization Committee.

Appointment of Georgia Erbez and Christy Oliger

On June 2, 2021, the Board increased the size of the board from nine members to eleven members and appointed: (i) Georgia Erbez to serve as a Class II director on the Board for a term expiring at the 2023 annual meeting of the Company’s stockholders or upon the earlier of her death, resignation or removal from office or the election and qualification of a successor; and (ii) Christy Oliger to serve as a Class I director on the board for a term expiring at the 2022 annual meeting of the Company’s stockholders or upon the earlier of her death, resignation or removal from office or the election and qualification of a successor. Also, Ms. Erbez was appointed to the Audit Committee of the Board and Ms. Oliger was appointed to the Commercialization Committee of the Board. Each director received an Initial Grant. In addition, each director will receive an annual director retainer of $40,000, Ms. Erbez will receive an annual retainer of $8,000 to serve on the Company’s Audit Committee and Ms. Oliger will receive an annual retainer of $5,000 to serve on the Company’s Commercialization Committee.

Ms. Erbez has been the Chief Financial Officer of Harpoon Therapeutics, Inc. since October 2018. From September 2016 to May 2018, Ms. Erbez served as the Chief Business Officer and Chief Financial Officer at Zosano Pharma Corp., a pharmaceutical company, after serving as its Interim Chief Financial Officer from June 2016 to September 2016. Ms. Erbez also served as the Senior Vice President and Chief Financial Officer at Revolution Medicines, a biotechnology company, from May 2016 to September 2016, the Executive Vice President and Chief Financial Officer at Asterias Biotherapeutics, a biotechnology company, from November 2015 to March 2016, and the Chief Financial Officer at Raptor Pharmaceuticals, a pharmaceutical company, from September 2012 to November 2014. From November 2014 to October 2018, Ms. Erbez was also a Managing Director at Axiom Financial Partners, a life sciences consulting firm. Ms. Erbez served as a member of the board of directors of Artelo Biosciences, a biopharmaceutical company, from September 2017 to December 2019. Ms. Erbez holds a B.A. in International Relations, with an emphasis in Economics, from the University of California, Davis.

Ms. Oliger has served as a member of the board of directors of Karyopharm Therapeutics Inc., a pharmaceutical company, since August 2020 and a board member of Reata Pharmaceuticals, Inc., a biopharmaceutical company, since April 2021. Ms. Oliger worked at Genentech, Inc. a biotechnology company, from February 2000 to July 2020, in various leadership roles including most recently as Senior Vice President of the Oncology business unit from January 2017 to July 2020 and Senior Vice President, Neuroscience and Rare Diseases business unit. Prior to Genentech, Ms. Oliger held management positions at Schering-Plough. Ms. Oliger holds a bachelor’s degree in Economics from the University of California at Santa Barbara.

There are no arrangements or understandings between Mses. Erbez and Oliger and any other persons pursuant to their respective appointments, no family relationships between Ms. Erbez and any director or executive officer of the Company, and neither Mses. Erbez or Oliger have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, each of Mses. Erbez and Oliger has entered into the Company’s standard indemnification agreement in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 12, 2015 and incorporated by reference herein.

Changes to the Membership of the Board’s Committees

On June 2, 2021, the Board:(i) reassigned Robert Pelzer from the Audit Committee to the Nominating and Corporate Governance Committee; and (ii) reassigned Craig Collard from the Nominating and Corporate Governance Committee to the Compensation Committee.

The Proxy Statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 are available at http://investor.sierraoncology.com/financialreporting.